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                                                                    EXHIBIT 8.1


                                [Letterhead of]

                            CRAVATH, SWAINE & MOORE
                               [New York Office]


                                                           October 24, 1997


                          Agreement and Plan of Merger
                         Dated as of September 24, 1997
             Among Travelers Group Inc., Diamonds Acquisition Corp.
                                and Salomon Inc


Ladies and Gentlemen:

         We have acted as counsel for Salomon Inc, a Delaware corporation ("Salomon"), in connection with the proposed merger (the "Merger") of Diamonds Acquisition Corp. ("Sub"), a Delaware corporation and a wholly owned subsidiary of Travelers Group Inc., a Delaware corporation ("Travelers"), with and into Salomon pursuant to an Agreement and Plan of Merger dated as of September 24, 1997 (the "Merger Agreement"), among Travelers, Sub and Salomon under which (a) each issued and outstanding share of Salomon common stock, other than shares owned by Salomon, will be exchanged for common stock of Travelers and (b) each issued and outstanding share of Salomon preferred stock, other than shares owned by Salomon, will be converted into a corresponding series of Travelers preferred stock.

         In that connection, we have examined the Merger Agreement, the joint proxy statement/prospectus of Travelers and Salomon dated October 24, 1997 (the "Proxy Statement/Prospectus"), and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Merger Agreement and (ii) the representations made to us by Travelers and Salomon in their respective letters to us dated October 24, 1997, and delivered to us for purposes of this opinion are accurate and complete.

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                                                                              2

         Based on the foregoing, and subject to the assumptions, qualifications and limitations contained herein, we hereby confirm that the statements set forth in the Proxy Statement/Prospectus under the heading "Federal Income Tax Consequences of the Merger" accurately describe under current law the material United States Federal income tax consequences of the Merger to a stockholder of Salomon that holds shares of Salomon Common Stock, Salomon Series A Preferred Stock, Salomon 8.40% Preferred Stock or Salomon 8.08% Preferred Stock as capital assets.

         The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements contained in the letters from Travelers and Salomon referred to above, which we have assumed will be true as of the effective time of the Merger. Our opinions cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the Merger stated in such documents or in such additional information is, or later becomes, inaccurate, or if any of the statements contained in the letters from Travelers or Salomon referred to above are, or later become, inaccurate. Finally, our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

         We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to us in the Proxy Statement/Prospectus under the caption "The Merger--Federal Income Tax Considerations".

         This opinion is being provided solely for the benefit of Salomon and its stockholders. No other person or party shall be entitled to rely on this opinion.


                                            Very truly yours,

                                            /s/ Cravath, Swaine & Moore





Salomon Inc
     Seven World Trade Center
          New York, New York 10048